EXHIBIT 10.1(c)

AMENDMENT TO THE UNIVERSAL POWER GROUP, INC. 2006 STOCK OPTION PLAN

A. The Universal Power Group, Inc. 2006 Stock Option Plan (the “Plan”) is hereby amended as follows:

1.

The Plan is hereby amended to increase the number of shares of Stock covered by the Plan to 2,000,000. In order to effectuate this amendment, Section 5 of the Plan is amended by replacing “1,500,000” with “2,000,000”.

          B.            The foregoing amendment to the Plan shall not take effect until it has been adopted by the Board of Directors of the Company and approved by the Company’s shareholders in accordance with the Company’s bylaws and applicable law.

C. Except as otherwise set forth in this Amendment, the terms and provisions of the Plan shall remain in full force and effect as when originally adopted or as previously amended.

D. Capitalized terms used in this amendment shall have the meaning ascribed to such terms in the Plan.